     As filed with the Securities and Exchange Commission on March 24, 1997
                                           Registration No. 333-_______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                               INGRAM MICRO INC.
               (Exact name of issuer as specified in its charter)

            Delaware                               5045                         62-1644402
(State or other jurisdiction           (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)       Classification Code Number)          Identification No.)



                            1600 E. ST. ANDREW PLACE
                               SANTA ANA, CA 92705
                                 (714) 566-1000
                    (Address of principal executive offices)
                    ----------------------------------------
                                INGRAM MICRO INC.
                           1996 EQUITY INCENTIVE PLAN
                            (Full title of the plan)
                            ------------------------
                          JAMES E. ANDERSON, JR., ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                INGRAM MICRO INC.
                            1600 E. ST. ANDREW PLACE
                               SANTA ANA, CA 92705
                     (Name and address of agent for service)

   Telephone number, including area code, of agent for service: (714) 566-1000

                                    COPY TO:
                          WINTHROP B. CONRAD, JR., ESQ.
                              DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                               NEW YORK, NY 10017
                                 (212) 450-4000

                                   ----------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                               Proposed              Proposed
Title of Securities                    Amount to be            Maximum                Maximum             Amount of
to be Registered (1)                Registered (1)(2)       Offering Price           Aggregate        Registration Fee
                                                           per Share (1)(3)   Offering Price (1)(3)
----------------------------------------------------------------------------------------------------------------------
Class B Common Stock (par value     4,560,250 shares            $7.00              $31,921,750            $9,673.26
$0.01 per share)
======================================================================================================================

(1) The Registrant is hereby registering Class B Common Stock issuable upon the exercise of stock options and awards under the Plan. This Registration Statement shall also be deemed to register the Class A Common Stock issuable upon conversion of shares of the Class B Common Stock (on a one share for one share basis, without additional consideration).

(2) Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Based upon the average per share exercise price of options granted (assuming the exercise price of stock options issuable under the Plan for the purchase of Class B Common Stock), and the maximum number of shares issuable (assuming the conversion of shares of Class B Common Stock to Class A Common Stock, on a one share for one share basis, after exercise of options), under the Plan in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended.


--------------------------------------------------------------------------------

            This Registration Statement Includes a Total of 32 Pages.
                            Exhibit Index on Page 10.

                                     PART I

         The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "1933 Act"), and are incorporated herein by reference.

ITEM 1.     PLAN INFORMATION

         The information required to be provided to participants pursuant to this Item is set forth in the Prospectus for the Ingram Micro Inc. 1996 Equity Incentive Plan, dated March 24, 1997, together with the Ingram Micro Inc. 1996 Equity Incentive Plan, attached to the Prospectus as Exhibit A thereto.

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The written statement required to be provided to participants pursuant to this Item is set forth in the Prospectus referenced in Item 1 above.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Ingram Micro Inc. (the "Registrant") hereby files this Registration Statement with the Securities and Exchange Commission (the "Commission") on Form S-8 to register 4,560,250 shares of the Registrant's Class B Common Stock, par value $.01 per share ("Class B Common Stock"), for issuance pursuant to the Registrant's 1996 Equity Incentive Plan (the "Plan") upon the exercise of stock options and awards under the Plan and the Class A Common Stock, par value $.01 per share ("Class A Common Stock") issuable upon the conversion on a one share for one share basis of the Registrant's Class B Common Stock, and such indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the Plan. This Registration Statement shall also be deemed to cover such Class A Common Stock issuable upon conversion of shares of the Class B Common Stock (on a one share for one share basis, without additional consideration).

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the "1934 Act"), (Commission 1934 Act File Number 001-12203) are incorporated by reference herein:

         (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1996.

         (2) All other reports filed with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

         (3) The description of the Registrant's Class A Common Stock contained in the Registrant's 1934 Act registration statement on Form 8-A dated September 19, 1996, filed with the Commission pursuant to Section 13 of the 1934 Act, including any amendment thereto or report filed for the purpose of updating such description.

         Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES

         See Item 3(3) above with respect to the Registrant's Class A Common Stock.

         The shares of Class A Common Stock and Class B Common Stock (collectively, "Common Equity") are identical in all respects, except for voting rights and certain conversion rights, as described below.

         Voting Rights. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareowners, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on each such matter. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the shareowners of the Company. There is no cumulative voting.

         Subject to New York Stock Exchange requirements, for so long as there are any shares of Class B Common Stock outstanding, any action that may be taken at a meeting of the shareowners may be taken by written consent in lieu of a meeting if the Company receives consents signed by shareowners having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit certain holders of Class B Common Stock to take action regarding certain matters without providing other shareowners the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of shareowners will expire at such time as all outstanding shares of Class B Common Stock cease to be outstanding.

         Dividends, Distributions, and Stock Splits. Holders of Class A Common Stock and Class B Common Stock, are entitled to receive dividends at the same rate if, as, and when such dividends are declared by the Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of Preferred Stock, if any.

         In the case of dividends or distributions payable in Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock will be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock will be distributed with respect to the Class B Common Stock. In the case of dividends or other distributions consisting of other voting shares of the Company, the Company will declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of the Class A Common Stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B Common Stock, and such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of the Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock. In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Company, the Company will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A Common Stock shall be one-tenth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock, and such underlying securities paid to the holders of Class B Common Stock shall convert into the security paid to the holders of the Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock.

         Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

         Conversion. The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock upon the earliest to occur of (i) the fifth anniversary of the closing of the "Split-Off," which related to the exchange of shares of common stock of the Company's former parent, Ingram Industries Inc. ("Ingram Industries"), for shares of Class B Common Stock, together with those elements of the reorganization of the Company which occurred prior to the closing of the Company's initial public offering in October 1996;
(ii) the sale or transfer of such share of Class B Common Stock (a) by a holder that is a party to the Board Representation Agreement (among the Company, Martha
R. Ingram, her children, certain trusts created for their benefit, and two charitable trusts and a foundation created by the Ingram family (collectively, the "Ingram Family Stockholders"), which provides that certain types of corporate transactions, including transactions involving the potential sale or merger of the Company; the issuance of additional equity, warrants, or options; certain acquisitions; or the incurrence of significant indebtedness, may not be entered into without the written approval of at least a majority of the voting power held by certain of the Ingram Family Stockholders acting in their sole discretion) to any person that is not an affiliate, spouse or descendant of such holder, their estates or trusts for their benefit or any other party to the Exchange Agreement (pursuant to which certain stockholders of Ingram Industries exchanged a specified number of their shares of Ingram Industries common stock for shares of Class B Common Stock of the Company as part of the Split-Off) or
(b) by any other holder, to a holder that is not the spouse or descendant of such holder or their estates or trusts for the benefit thereof; and (iii) the date on which the number of shares of Class B Common Stock then outstanding is less than 25% of the aggregate number of shares of Common Equity then outstanding.

         Liquidation. In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributed ratably among the holders of the Class A Common Stock and the Class B Common Stock, treated as a single class.

         Mergers and Other Business Combinations. Upon a merger, combination, or other similar transaction of the Company in which shares of Common Equity are exchanged for or changed into other stock or securities, cash and/or any other property, holders of each class of Common Equity will be entitled to receive an equal per share amount of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of Common Equity is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent and only to the extent that the voting rights and certain conversion rights of Class A Common Stock and Class B Common Stock differ at that time.

         Other Provisions. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant's certificate of incorporation eliminates the liability of directors to the fullest extent permitted by Delaware Law.

         Reference is made to section 145 of the DGCL which provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action") if they act in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Registrant's certificate of incorporation provides for indemnification of its directors, officers. Employees and agents to the fullest extent permitted by Delaware Law.

         In addition, the Registrant has purchased and maintains directors' and officers' liability insurance.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.     EXHIBITS

        EXHIBIT
        NUMBER    EXHIBIT
        -------   -------

         4.01 Certificate of Incorporation of the Registrant. (Incorporated herein by reference to Exhibit 1.01 to the Registrant's 1933 Act Registration Statement on Form S-1, File No. 333-09453 (the "Form S-1")).*

         4.02 Amended and Restated Bylaws of the Registrant. (Incorporated herein by reference to Exhibit 3.03 to the Form S-1).*

         5.01     Opinion of Davis Polk & Wardwell.

         23.01    Consent of Independent Accountants - Price Waterhouse LLP.

         23.02 Consent of Davis Polk & Wardwell (included in their opinion filed as Exhibit 5.01).

         24.01 Powers of Attorney (included on the signature page of this registration statement).

         99.01    Form of the Ingram Micro Inc. 1996 Equity Incentive Plan.

---------------------
*  Incorporated by reference.


ITEM 9. UNDERTAKINGS

            (a)   The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii)  To reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                            provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement;

            (2) That for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements incorporated in this Form S-8 by reference to the Annual Report on Form 10-K of Ingram Micro Inc. for the year ended December 28, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         The validity of the Class B Common Stock, which shares are convertible (on a one share for one share basis, without additional consideration) into shares of Class A Common Stock of the Company, offered hereunder has been passed upon by Davis Polk & Wardwell, New York, New York.

                                   SIGNATURES

            THE REGISTRANT. PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA ANA, STATE OF CALIFORNIA, ON THIS 24TH DAY OF MARCH 1997.


                                INGRAM MICRO INC.


                                By  /s/James E. Anderson, Jr.
                                    ------------------------------------
                                    James E. Anderson, Jr.
                                    Senior Vice President, Secretary
                                    and General Counsel

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW, CONSTITUTES AND APPOINTS JERRE L. STEAD, MICHAEL J. GRAINGER AND JAMES E. ANDERSON, JR. AND EACH OF THEM, OUR TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO DO ANY AND ALL ACTS AND THINGS AND EXECUTE, IN THE NAME OF THE UNDERSIGNED, ANY AND ALL INSTRUMENTS WHICH SAID ATTORNEYS-IN-FACT AND AGENTS MAY DEEM NECESSARY OR ADVISABLE IN ORDER TO ENABLE INGRAM MICRO INC. TO COMPLY WITH THE SECURITIES ACT OF 1933 AND ANY REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION IN RESPECT THEREOF, IN CONNECTION WITH THE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF THE REGISTRATION STATEMENT ON FORM S-8 UNDER THE SECURITIES ACT OF 1933, INCLUDING SPECIFICALLY BUT WITHOUT LIMITATION, POWER AND AUTHORITY TO SIGN THE NAME OF THE UNDERSIGNED TO SUCH REGISTRATION STATEMENT, AND ANY AMENDMENTS TO SUCH REGISTRATION STATEMENT (INCLUDING POST-EFFECTIVE AMENDMENTS), AND TO FILE THE SAME WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, TO SIGN ANY AND ALL APPLICATIONS, REGISTRATION STATEMENTS, NOTICES OR OTHER DOCUMENTS NECESSARY OR ADVISABLE TO COMPLY WITH APPLICABLE STATE SECURITIES LAWS, AND TO FILE THE SAME, TOGETHER WITH OTHER DOCUMENTS IN CONNECTION THEREWITH WITH THE APPROPRIATE STATE SECURITIES AUTHORITIES, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND TO PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AND TO ALL INTENTS AND PURPOSES AS THE UNDERSIGNED MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, AND ANY OF THEM, OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.
            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


SIGNATURE                     TITLE                                              DATE
---------                     -----                                              ----

/s/ Jerre L. Stead            Chief Executive Officer  Chairman of the         March 24, 1997
--------------------------    (Principal Executive Officer);
Jerre L. Stead                Board


/s/ Michael J. Grainger       Executive Vice President and                     March 24, 1997
--------------------------    Worldwide Chief Financial Officer
Michael J. Grainger           (Principal Financial Officer and
                              Principal Accounting Officer)


/s/ Martha R. Ingram          Director                                         March 24, 1997
--------------------------
Martha R. Ingram

/s/ John R. Ingram            Director                                         March 24, 1997
--------------------------
John R. Ingram

/s/ David B. Ingram           Director                                         March 24, 1997
--------------------------
David B. Ingram

/s/ Don H. Davis, Jr.         Director                                         March 24, 1997
--------------------------
Don H. Davis, Jr.


/s/ Philip M. Pfeffer         Director                                         March 24, 1997
--------------------------
Philip M. Pfeffer

/s/ J. Phillip Samper         Director                                         March 24, 1997
--------------------------
J. Phillip Samper

/s/ Joe B. Wyatt              Director                                         March 24, 1997
--------------------------
Joe B. Wyatt

                                INDEX TO EXHIBITS


       EXHIBIT                                                                 SEQUENTIALLY
       NUMBER     EXHIBIT                                                      NUMBERED PAGE
       ------     -------                                                      -------------

         4.01     Certificate of Incorporation of the Registrant. (Incorporated
                  herein by reference to Exhibit * 1.01 to the Registrant's 1933
                  Act Registration Statement on Form S-1, File No. 333-09453
                  (the "Form S-1")).                                                *

         4.02     Amended and Restated Bylaws of the Registrant. (Incorporated
                  herein by reference to Exhibit 3.03 to the Form S-1).*            *

         5.01     Opinion of Davis Polk & Wardwell.                                 12

         23.01    Consent of Independent Accountants - Price Waterhouse LLP.        14

         23.02    Consent of Davis Polk & Wardwell (included in their opinion
                  filed as Exhibit 5.01).                                           12

         24.01    Powers of Attorney (included on the signature page of this
                  registration statement).                                           9

         99.01    Form of the Ingram Micro Inc. 1996 Equity Incentive Plan.         16






------------
*    Incorporated by reference.